As filed with the Securities and Exchange Commission on December 18, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Melco PBL Entertainment (Macau) Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7011	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Penthouse, 38th Floor, The Centrium

60 Wyndham Street

Central

Hong Kong

(852) 3151-3777

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 664-1666

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John A. Otoshi, Esq. Latham & Watkins LLP 41st Floor, One Exchange Square 8 Connaught Place, Central Hong Kong (852) 2522-7886	Jonathan B. Stone, Esq. Skadden, Arps, Slate, Meagher & Flom 42nd Floor, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong (852) 3740-4703

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☑ 333-139088

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)(2)	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value $0.01 per ordinary share	$219,565,192(3)	$23,494(4)

(1)	American depositary shares issuable upon deposit of the ordinary shares registered hereby were previously registered under a separate registration statement on Form F-6 (Registration No. 333-139159). Each American depositary share represents three ordinary shares.
(2)	Includes (i) ordinary shares initially offered and sold outside the United States or distributed outside the United States pursuant to the distribution of ordinary shares in kind by Melco International Development Limited to certain of its shareholders as described in the Registrant’s registration statement on Form F-1 (Registration No. 333-139088) (the “Prior Registration Statement”), that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this Registration Statement and the date the shares are first bona fide offered to the public and (ii) ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purposes of sales outside of the United States.
(3)	Calculated in accordance with Rule 457(o) to account for the increase above the maximum aggregate offering price of $1,100,792,308 previously registered pursuant to the Prior Registration Statement.
(4)	$23,494 is paid pursuant to this Registration Statement. In connection with the Prior Registration Statement, the Registrant paid $117,785.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the Registration Statement on Form F-1 (Registration No. 333-139088) filed by Melco PBL Entertainment (Macau) Limited with the Securities and Exchange Commission (the “Commission”) on December 1, 2006, as amended on December 11, 2006, which was declared effective by the Commission on December 18, 2006, are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, on December 18, 2006.

MELCO PBL ENTERTAINMENT (MACAU) LIMITED

By:	/s/ Lawrence Ho
Name:	Lawrence Ho
Title:	Co-Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on December 18, 2006.

Signature	Title

/s/ Lawrence (Yau Lung) Ho Name: Lawrence (Yau Lung) Ho	Co-Chairman/Chief Executive Officer (principal executive officer)

/s/ * Name: James D. Packer	Co-Chairman

/s/ * Name: Simon Dewhurst	Chief Financial Officer (principal financial and accounting officer)

/s/ * Name: John Wang	Director

/s/ * Name: Clarence (Yuk Man) Chung	Director

/s/ * Name: John H. Alexander	Director

/s/ * Name: Rowen B. Craigie	Director

Name: Thomas Jefferson Wu	Director

Name: Alec Tsui	Director

Name: David E. Elmslie	Director

Signature	Title

Name: Robert Mactier	Director

/s/ * Name: Donald J. Puglisi Title: Managing Director/Puglisi & Associates	Authorized U.S. Representative

* By /s/ Lawrence (Yau Lung) Ho
Lawrence (Yau Lung) Ho Attorney-in-Fact

MELCO PBL ENTERTAINMENT (MACAU) LIMITED

EXHIBIT INDEX

Exhibit Number	Description of Document
5.1	Opinion of Walkers regarding the validity of the ordinary shares being registered

23.1	Consent of Deloitte Touche Tohmatsu, Independent Registered Public Accounting Firm

23.2	Consent of Walkers (included in Exhibit 5.1)

24.1	Powers of Attorney (incorporated by reference to Exhibit 24.1 to the Registration Statement on Form F-1 of Melco PBL Entertainment (Macau) Limited (Reg No. 333-139088)) initially filed with the Securities and Exchange Commission on December 1, 2006